Exhibit 99.2

Hello All,

We’ve been getting a number of questions from those of you who have unvested restricted stock awards.  There are some questions we can’t answer yet but we wanted to make sure that we get you the answers that we do have.

We will also get to you additional information as we can.

So, here are the answers we have for you now on frequently asked restricted stock questions.

Please let me know if you have follow up questions.

FAQs

•                  Q:  What will happen with my unvested restricted stock?  Will it vest?

•                 A: As long as you are employed on the date the announced transaction closes, any unvested restricted stock you hold on the closing date will automatically vest and will be treated in the same manner as each other share of MWI common stock in the merger.

•                  Q:  What’s required for the transaction to close?

•                  A: The transaction is expected to close in approximately 60 days, subject to the tender of a majority of MWI’s outstanding shares in the tender offer, and the customary governmental antitrust review.  The terms and conditions of the tender offer will be described in the tender offer documents, which will be filed with the Securities and Exchange Commission.

•                  Q:  Do I need to do anything?  What do I need to do?

•                  A:  You don’t need to do anything right now.

•                  If the transaction closes, there will be some mechanics to your stock being cashed out in the merger.

•                  We’ll let you know about the mechanics well in advance of closing.

•                  Q:  How much will I receive for my restricted stock?

•                  A:  Under the terms of the agreement, AmerisourceBergen will commence a tender offer for all outstanding shares of MWI for $190 per share in cash.  If the transaction closes, holders of restricted stock (including vested restricted stock not otherwise tendered in the tender offer) will receive $190 per share of restricted stock held as of closing, less applicable withholding taxes.

•                  Q:  Can I choose to keep my restricted stock after the transaction closes?

•                  A:  No.

•                  Q:  Can I choose to get shares in AmerisourceBergen instead of cash?

•                  A:  No, AmerisourceBergen is making a tender offer to purchase MWI shares in cash.

•                  Q:  Any concerns about the antitrust review?

•                  A:  No, because we do not compete with each other.  AmerisourceBergen does not have an animal health business today and we don’t have a human health business.  Our businesses complement each other and we do not have the same customers.  As a result, this transaction does not raise anti-trust concerns.

Please keep in mind that MWI cannot give you tax advice.  We urge you to consult your personal tax advisors to determine how the transaction will impact your personal taxes. The plan prospectus for restricted stock awards contains a summary of certain tax consequences associated with the vesting and sale of restricted stock awards.

Notice to Investors

The tender offer for the outstanding common stock of MWI (the “Offer”) has not yet commenced.  This communication is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any securities of MWI.  The solicitation and offer to buy common stock of MWI will only be made pursuant to an Offer to Purchase and related materials.  At the time the tender offer is commenced, AmerisourceBergen Corporation and Roscoe Acquisition Corp. will file a tender offer statement, containing an offer to purchase, a form of letter of transmittal and other related documents with the SEC, and MWI will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer.  Investors are strongly advised to read these tender offer materials, as well as any other documents relating to the Offer and the associated transactions that are filed with the SEC, carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about the Offer that MWI’s stockholders should consider prior to making any decisions with respect to the Offer.  Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that MWI files with the SEC at the SEC’s website at www.sec.gov, or free of charge from MWI at www.mwivet.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this document regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits of the proposed transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of MWI constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to obtain requisite regulatory approvals, the tender of a majority of the outstanding shares of common stock of MWI and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in MWI’s public filings with the SEC, including the “Risk Factors” sections of MWI’s Annual Report on Form 10-K for the year ended September 30, 2014, as well as the tender offer documents to be filed by AmerisourceBergen Corporation and the Solicitation/Recommendation Statement to be filed by MWI. MWI disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.